Exhibit 99.1
Stratos International Signs Agreement to Sell Property in Chicago
CHICAGO, Sept 12, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Stratos International, Inc. (Nasdaq: STLW), today announced that it has signed an agreement to sell its corporate and manufacturing facilities located in Chicago. The selling price of the building and land of 6.3 acres is approximately $9.9 million ($7.4 million in cash and $2.5 million in a three year note), subject to a reduction for an agreed upon amount of environmental remediation costs, which will determined within a 60-day inspection and feasibility period. Stratos will lease the property back from the purchaser for the next three years and expects to move to a separate location thereafter.
“This transaction allows us to redeploy capital that is currently invested in real estate and utilize it in ways to benefit stockholders, including growing and developing our company” said Andy Harris, President and Chief Executive Officer.
Stratos noted that, due to certain contract contingencies, there is no assurance that the real estate closing will occur.
ABOUT STRATOS INTERNATIONAL
Stratos International, Inc. is a leading designer, developer and manufacturer of RF and Microwave, as well as optical subsystems, components and interconnect products used in telecom, enterprise, military and video markets.
Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed Stratos to amass a broad range of products and build a strong IP portfolio of more than 100 patents. Stratos currently serves more than 1,300 active customers, who are primarily in telecom/datacom, military/aerospace and video markets. Stratos’ headquarters is in Chicago, Illinois, USA.
Barry Hollingsworth of Stratos International, Inc., 708-457-2379, bhollingsworth@stratosintl.com

Exhibit 99.2
REAL ESTATE PURCHASE AGREEMENT
     THIS AGREEMENT is made and entered into as of the ___day of September, 2006, being the last date of execution hereof as set forth beneath the signatures below (the “Date of this Agreement”) by and between Stratos Lightwave, LLC, a Delaware limited liability company (“Seller”), and 7401 Residential Building Corp., an Illinois corporation (“Purchaser”).
WITNESSETH:
     WHEREAS, Seller currently holds legal title to a parcel of real estate and appurtenant rights thereto containing an area of approximately 6.27 acres, which parcel of real estate is legally described in Exhibit A attached hereto and made a part hereof, is improved with three buildings and is commonly known as 7444 W. Wilson, 4633 N. Olcott and 4700 N. Oketo, Harwood Heights, Illinois (the “Property”); and
     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, the Property and all improvements, structures, fixtures and personal property presently located thereon.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereinafter set forth, the parties hereto mutually covenant and agree as follows:
1. AGREEMENT TO PURCHASE.
     Seller agrees to sell, convey and assign to Purchaser, and Purchaser agrees to purchase and accept from Seller under the terms and for the purchase price set forth herein below, the following:
     a. The Property and all easements, rights-of-way, and all other rights appurtenant thereto with respect to title (collectively referred to herein as the “Land”);
     b. All improvements and structures located on the Land, including but not limited to the building described in the first paragraph of the recitals of this Agreement and specifically excluding trademarks, tradenames, licenses, goodwill, inventory, trade fixtures, equipment and all other tangible and intangible items used in relation to the Seller’s business (collectively referred to herein as the “Improvements”); and
     c. All fixtures, except those in relation to the Seller’s business, including plumbing and other attached fixtures, attached carpeting, lighting fixtures, window treatments and heating and air condition systems owned by Seller and located on the Land (the “Personal Property”).
     The Land, Improvements and Personal Property are herein sometimes collectively referred to as the “Property”.

2. PURCHASE PRICE.
     The total purchase price (the “Purchase Price”) to be paid to Seller by Purchaser for the Property shall be NINE MILLION EIGHT HUNDRED AND FIFTY THOUSAND DOLLARS AND 00/100 ($9,850,000.00) which amount, plus or minus prorations, shall be payable as follows:
     a. EARNEST MONEY. Concurrently with the execution of this Agreement, Purchaser shall deposit into a joint order escrow (the “Joint Order Escrow”) established with Chicago Title & Trust Company (the “Escrowee”), the parties signing and using its standard form, an initial earnest money deposit of Fifty Thousand Dollars ($50,000.00) (the “Earnest Money”). As used herein, the Joint Order Escrow shall mean an escrow created among Purchaser, Seller and the Escrowee in which funds deposited are held by the Escrowee, subject to the joint written direction of Seller and Purchaser; provided, however, that such escrow agreement shall specifically provide that if Purchaser sends notice to the Escrowee, with a copy to the Seller and its attorney, on or before the date that is sixty (60) days after the Date of this Agreement, that Purchaser terminated this Agreement, then the Earnest Money shall be automatically refunded to Purchaser without the necessity of any further action by Seller and the Agreement shall be null and void. The Earnest Money and all net interest earned thereon, if any, shall be applied to the Purchase Price at the Closing (as hereinafter defined). The Earnest Money shall be deposited into an interest bearing account or invested in certificates of deposit or such other investment vehicles as shall be jointly agreed upon by Seller and Purchaser. All net interest earned on the investment of the Earnest Money, if any, shall belong to Purchaser. The cost of the Joint Order Escrow shall be shared equally by Seller and Purchaser. The cost of investment of the Earnest Money shall be borne by the Purchaser.
     b. CASH AT CLOSING. At the Closing of the transaction hereby contemplated (the “Closing’) the Purchaser shall deliver the sum of Seven Million Three Hundred and Eighty-Eight Thousand Dollars ($7,388,000.00), inclusive of the Earnest Money, into the Escrow.
     c. SELLER FINANCING. Seller shall provide Purchaser with financing in the amount of Two Million Four Hundred and Sixty-Two Thousand Dollars ($2,462,000.00) for the remainder of the Purchase Price. The financing documents shall include, but not be limited to, a Promissory Note, Mortgage, Assignment of Rents and a junior collateral assignment of all items pledged to the first mortgagee. Seller’s financing shall be secured by a second mortgage on the Property. The Promissory Note shall provide for monthly interest only payments calculated at 30 day LIBOR (as reflected in the Wall Street Journal) plus 2.0% during the term of the Promissory Note, which rate shall be reset as of the first business day of each calendar month. The term of the Promissory Note shall be three (3) years. Seller’s second mortgage shall be subordinate to Purchaser’s first mortgage, and Seller hereby consents to execute any and all documentation required by Purchaser’s first lender that are approved in writing by Seller during the Documentation Period (as hereafter defined). The terms of the Seller’s financing, security, collateralization and other documents relating thereto (“Seller Loan Documents”) shall be negotiated during the three week period commencing the day after the end of the Inspection and Feasibility Period (the “Documentation Period”).

3. CONVEYANCE.
     Conveyance by Seller to Purchaser of the Property shall be by special warranty deed in recordable form and such deed shall convey to Purchaser or its nominee good and marketable title in fee simple to the Property, subject only to the Permitted Exceptions (as hereinafter defined). Title to all items of Personal Property shall be conveyed by bill of sale, with all implied warranties of fitness and merchantability excluded and disclaimed.
4. TITLE.
     a. Seller shall procure and deliver to Purchaser, at Seller’s sole cost and expense, not later than twenty (20) days after the Date of the Agreement a preliminary title report (the “Title Commitment”) issued by Chicago Title Insurance Company (the “Title Company”), together with copies of all the documents referred to therein.
     b. It shall be a condition precedent to Purchaser’s obligation to consummate the transaction contemplated by this Agreement that the Title Company deliver (or commit to deliver) to Purchaser, prior to the disbursement by the Title Company of the Purchase Price, an ALTA Form 1992 owner’s title insurance policy (the “Title Policy”) in the amount of the Purchase Price, with full extended coverage over the general exceptions (provided, however, that in order for the Title Company to insure over the survey exceptions, Purchaser shall deliver a ALTA Survey to the Title Company) issued by the Title Company, containing no exceptions other than the Permitted Exceptions. The Purchaser may, at its sole cost and expense, request that the Title Company issue (i) a 3.1 zoning endorsement with affirmative insurance over parking and loading requirements, (ii) a survey endorsement, (iii) if applicable, a contiguity endorsement, (iv) an endorsement insuring access to a public right of way, (v) an owner’s comprehensive endorsement, (vi) a creditors’ rights endorsement, and (vii) a tax parcel endorsement insuring that the P.I.N. covering the Property includes no other property, and insuring fee simple title to the Property in Purchaser or its nominee. If the Title Company requires, and Purchaser notifies Seller, that it be provided with a creditor’s rights affidavit, ALTA Statement, affidavit regarding utility easements or other items to induce it to issue full extended coverage over the general exceptions and to issue the endorsements specified above, Seller shall take all steps reasonably necessary to deliver such items to the Title Company with copies to Purchaser not later than ten (10) days prior to the Closing Date (as hereinafter defined). The endorsements set forth in subsection 4(b)(i)-(vii) shall not be a condition precedent to disbursement of the Purchase Price by the Title Company.
     c. During the Inspection and Feasibility Period, Purchaser shall deliver to Seller written notice (the “Title Notice”) of exceptions to title and Survey Defects (as defined in subsection 5(b) below) to which Purchaser will not agree to take subject (collectively, the “Unpermitted Exceptions”). The remaining exceptions to title represent the “Permitted Exceptions”. Purchaser represents and warrants that it will not raise the Lease, as provided in Section 17 of the Agreement, as an Unpermitted Exception. All exceptions to title set forth on the Title Commitment or Survey Defects and not specified in the Title Notice as Unpermitted Exceptions shall be deemed to be Permitted Exceptions hereunder. Seller shall have the right, but not the obligation, (1) to cause the Unpermitted Exceptions to be removed from the Title Commitment and Survey or (2) to cause the Title Company to issue an endorsement (on a form customarily used by the Title Company and reasonably acceptable to Purchaser’s lender, if any) insuring Purchaser and Purchaser’s lender, if any, against loss or damage to Purchaser that may be caused by such Unpermitted Exception, on terms reasonably acceptable to Purchaser and Purchaser’s lender, if any, at no additional cost to Purchaser. If Seller does not cause the Unpermitted Exceptions to be removed from the Title Commitment and Survey or to be endorsed over prior to Closing, Seller shall not be deemed to be in default under this Agreement; however, a condition to the performance by Purchaser of its obligations hereunder with respect to the Property shall be deemed not to have been fulfilled, entitling Purchaser, as its sole right and remedy on account thereof, to elect, within five (5) business days thereof, either to (x) terminate this Agreement, in which event the Earnest Money (and all net interest earned thereon, if any) shall be returned to Purchaser and, except as otherwise expressly provided herein to the contrary, neither party hereto shall have any further rights or liabilities under this Agreement accruing after said termination; provided, however, that such termination shall not relieve either Purchaser or Seller from liabilities and obligations arising from or attributable to the acts or omissions of such party occurring prior to the effective date of such termination, or (y) accept the conveyance of the Property subject to such Unpermitted Exceptions, in which case this Contract shall remain in effect; provided, however, that in any event Seller shall remove all Unpermitted Exceptions which are liens against the Property that may be removed by the payment of liquidated sums. Failure of Purchaser to give notice to Seller within said five (5) business day period as provided above shall be deemed to be an election by Purchaser to accept conveyance of the Property subject to such Unpermitted Exceptions in accordance with clause (y) above. In the event that Seller does not cause the Unpermitted Exceptions to be removed or endorsed over within the allotted thirty (30) day period and Purchaser elects or is deemed to elect to proceed under clause (y) above, the Closing shall be the later of the originally scheduled date of the Closing or three (3) business days after the expiration of such five (5) business day period.
5. SURVEY.
     a. Purchaser may obtain, at its sole cost and expense, during the Inspection and Feasibility Period, a survey of the Property (the “Survey”) prepared by a surveyor registered in the State of Illinois and certified by such surveyor as having been prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, adopted in 1999 and including Table A items 1 through 4 inclusive, items 7(a) and 7(b)(1) and items 8 through 11 inclusive. The surveyor’s certificate shall be certified to Purchaser and its assigns, its mortgage lender and the Title Company. At Closing, the Seller shall credit the Purchaser the cost of the Survey, not to exceed $10,000.00, upon delivery of the invoice from the surveyor.
     b. An encroachment onto the subject property from the adjacent land owner or over any easement by the adjacent land owner or any other matter which in Purchaser’s reasonable opinion does or will likely in the future interfere with the use, operation, financing or marketability of the Property or render title thereto unmarketable shall be deemed “Survey Defects,” which shall entitle Purchaser to terminate this Agreement upon written notice to Seller during the Inspection and Feasibility Period, whereupon Purchaser shall receive a return of the Earnest Money.

6. INSPECTION AND FEASIBILITY PERIOD.
     a. Within three (3) days following the Date of this Agreement, Seller shall deliver to Purchaser copies of the following:
i.	Survey of the Property;

ii.	A title insurance policy or marked-up commitment affecting the Property;

iii.	Certificate of Insurance affecting the Property;

iv.	2004 real estate tax bills for parcel identification numbers: 12-13-209-024, 12-13-209-025, 12-13-209-023, 12-13-203-027 and 12-13-203-013;

v.	Copies of maintenance, repair, service, pest control, equipment and supply contracts that are readily available to Seller relating to the Property;

vi.	Site Safety Plan for 7444 W. Wilson dated September 5, 2002 prepared by Harding ESE, a Mactec Company;

vii.	Phase I Environmental Site Assessment for 4700 N. Oketo dated June 20, 2000 prepared by Harding Lawson Associates, a Mactec Company;

viii.	Phase II Environmental Site Assessment for 4700 N. Oketo dated June 20, 2000 prepared by Hardin Lawson Associates, a Mactec Company; and

ix.	Phase I Environmental Site Assessment for 7444 W. Wilson, 4700 North Oketo and 4633 North Olcott, dated October 28, 2005 prepared by Mactec Company.

x.	Assessco, Inc. Site Characterization Report of the Property, dated June 12, 2006.
The Seller represents that there are no leases of the Property. The Purchaser acknowledges that it received items and documents listed in 6(a)(vi)-(x) above.
     b. During the Documentation Period, Purchaser shall deliver to Seller copies of all documents required by the first mortgagee to be signed with respect to the first mortgage loan on the Property, including, without limitation: the promissory note, mortgage, inter-creditor agreement, environmental indemnity agreement, collateral pledge agreement and personal guaranty, if any (the “Purchaser Loan Documents”).
     c. During the period commencing with the Date of this Agreement and ending on the sixtieth (60th) day thereafter or such earlier date agreed to in writing by the parties (the “Inspection and Feasibility Period”), Purchaser shall be entitled to (i) enter upon the Property, on reasonable notice to Seller, to perform inspections of the Property, including such soil, engineering and environmental tests as Purchaser deems advisable and (ii) make investigations and tests with regard to zoning and building code requirements, environmental matters, economic matters and such other matters applicable to the Property as Purchaser deems advisable. During the Inspection and Feasibility Period Purchaser may also seek any financing and any zoning, site plan, signage and other municipal approvals as Purchaser determines may be necessary or desirable for the development of the Property. Notwithstanding the foregoing to the contrary, the Purchaser shall not perform or cause to be performed any environmental or engineering tests, studies, drilling or otherwise, within the demised area identified as a Controlled Area as reflected on Exhibit B attached hereto, and Purchaser shall not enter such Controlled Area without the consent of the Seller, which may be withheld in its sole and exclusive discretion.
     d. Prior to Purchaser’s entering the Property for purposes of any inspections, Purchaser shall, at its sole cost, obtain or cause to be obtained and maintained in full force and effect, until the Closing, or the earlier termination of this Agreement prior to the Closing, as the case may be, the insurance described on Exhibit C attached hereto. Such insurance shall name Seller, Seller’s employees, agents, and such other persons as may be designated by Seller as additional insureds thereunder. Such insurance also shall be endorsed to confirm that the same is primary insurance and shall not be reduced by the amount of any other insurance maintained by or for the benefit of Seller. Renewal certificates for said policies shall be delivered by Purchaser to Seller not later than ten (10) days prior to the stated expiration date of each policy. Such insurance shall not constitute the limit of liability of Purchaser under this Agreement.
     e. If Purchaser in its sole discretion determines that the result of any inspection, test examination, verification or investigation performed is unacceptable or unsatisfactory, or Purchaser does not obtain any financing or municipal approvals which it seeks, Purchaser may terminate this Agreement by written notice to Seller given on or before the expiration of the Inspection and Feasibility Period, in which event neither party shall have any further liability to the other hereunder, and the Earnest Money and interest accrued thereon, if any, shall be returned to the Purchaser. In the event Purchaser fails to deliver such written notice to Seller or the Escrowee within the above-specified time period, then Purchaser shall be deemed to have waived such condition or contingency and the Agreement shall remain in full force and effect.
     f. Seller shall promptly deliver to Purchaser any written notices it receives from local, county or state authorities relating to violations of building codes or environmental law or regulations. Seller shall use all reasonable efforts to assist Purchaser in obtaining any municipal or other approvals.
     g. In the event the parties have not come to agreement on the Lease, Purchaser Loan Documents and Seller Loan Documents, either Purchaser or Seller may terminate this Agreement by written notice to the other given on or before the expiration of the Documentation Period, in which event neither party shall have any further liability to the other hereunder, and the parties shall execute a joint direction to the Escrowee to deliver the sum of the Earnest Money, including interest thereon, if any, to the Purchaser. In the event Seller fails to deliver such written notice to Purchaser within the above-specified time period, then Seller shall be deemed to have waived such condition or contingency and the Agreement shall remain in full force and effect.

7. BULK SALES.
     At least ten (10) days prior to the Closing Date, if available, and if not, by Closing, Seller shall deliver to Purchaser a release issued by the Illinois Department of Revenue (the “Department”) stating that the intended sale of the Property to Purchaser hereunder is not subject to and does not subject Purchaser to liability under Section 902(d) of the Illinois Income Tax Act (“section 902(d)”) or Section 5(j) of the Retailer’s Occupation Tax Act (“Section 5(j)”) (collectively the “Acts”). If said release is not so delivered to Purchaser as aforesaid, Purchaser may notify the Department of the intended sale and request the Department to make a determination as to whether Seller has an assessed but unpaid amount of tax, penalties, or interest under either or both of the Acts. In the event of such a determination by the Department, Seller agrees that Purchaser may, on the Closing Date, deduct and withhold from the proceeds that are due Seller the amount necessary to comply with the withholding requirements imposed by the Acts. Purchaser and Seller shall deposit the amount so withheld in a Joint Order Escrow with the Escrowee pursuant to terms and conditions acceptable to Seller, Purchaser and the Escrowee, but in any event, complying with the aforesaid Acts.
8. COVENANTS OF SELLER.
     Between the Date of this Agreement and the Closing, Seller shall:
     a. Not enter into or amend any contracts, leases or other agreements pertaining to the Property, or otherwise perform or permit any act which will (i) materially diminish or otherwise materially adversely affect Purchaser’s interest under this Agreement or in or to the Property, or (ii) prevent Seller’s full performance of its obligations hereunder; and
     b. Maintain all casualty, liability and hazard insurance in force with respect to the Property.
9. REPRESENTATIONS AND WARRANTIES.
     a. Seller represents and warrants to the Purchaser to the best of its actual knowledge, without independent investigation, that the following matters are true only as of the Date of this Agreement, unless otherwise stated below:
i.	Seller is the sole owner of fee simple title to the Property and this Agreement is fully binding upon and enforceable against Seller in accordance with its terms and will be so at the time of Closing;

ii.	There are not outstanding contracts for the purchase of the property or any portion thereof and neither the Property nor any portion thereof is subject to any other contracts of sale or option and there will be none at the time of Closing;

iii.	There are no leases, except the Lease described in Section 17, and no parties in possession of the Property, nor are the parties with possessory rights in the Property, other than Seller and those of record, if any (i.e. utility easements) and the same will be true at the time of Closing;

iv.	There are no outstanding maintenance or service contracts or other contracts affecting the Property that cannot be terminated upon thirty days notice or prior to the expiration of the Lease;

v.	At Closing there will be no outstanding contracts made by Seller for any labor performed at or materials supplied to the property which have not been fully paid for and no unpaid expenses of any kind incurred by Seller pertaining to the Property, except for any such contracts or expense which may have been approved in writing by Purchaser and which will be terminated prior to the expiration of the Lease;

vi.	There are no presently pending special assessment of any nature with respect to the Property or any part thereof, nor has Seller received any written notice of or have actual knowledge of any special assessments being contemplated;

vii.	The Seller has not received notice of a violation of any applicable law, ordinance, order or regulation by any governmental or quasigovernmental agency having jurisdiction over the Property or any portion thereof, and no proceedings of any type (including condemnation or similar proceedings) have been instituted affecting the Property or any part thereof;

viii.	The Property is free of any liens, except for liens which can be and will be satisfied and released by the Title Company out of Seller’s proceeds at the Closing; and

ix.	Seller has not received any written notices from any insurance of any defects or inadequacies in the Property or any part thereof which would adversely materially affect the insurability of the Property.
     b. EXCEPT AS OTHERWISE PROVIDED HEREIN, PURCHASER SHALL ACCEPT THE PROPERTY IN AN “AS-IS” AND “WHERE-IS” CONDITION AND “WITH ALL FAULTS” AS OF THE CLOSING, AND PURCHASER AGREES THAT, EXCEPT AS OTHERWISE MADE HEREIN, SELLER HAS NOT AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO PURCHASER REGARDING THE PROPERTY, THE CONDITION OF THE PROPERTY OR THE FITNESS OF THE PROPERTY FOR ANY INTENDED OR PARTICULAR USE, ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, BEING HEREBY EXPRESSLY WAIVED BY PURCHASER AND DISCLAIMED BY SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH ABOVE, NO REPRESENTATION, WARRANTY, UNDERTAKING, AGREEMENT OR PROMISE, WHETHER EXPRESS OR IMPLIED OR OTHERWISE, HAS BEEN MADE BY SELLER TO PURCHASER WITH RESPECT TO ALL OR ANY PORTION OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE SIZE, USE OR TYPE OF LAND, THE ZONING, ANY FINANCIAL INFORMATION PERTAINING TO THE OWNERSHIP OR OPERATION OF THE PROPERTY OR ANY OTHER MATTER. FURTHER, EXCEPT

AS OTHERWISE EXPRESSLY SET FORTH ABOVE, NO REPRESENTATION OR WARRANTY HAS BEEN MADE BY SELLER TO PURCHASER CONCERNING THE PRESENCE OR ABSENCE OF ANY RIGHTS OF ANY MUNICIPAL OR OTHER GOVERNMENTAL AUTHORITY, OR OF OWNERS OF PROPERTY IN THE VICINITY OF THE PROPERTY, TO OBTAIN REIMBURSEMENT OR RECAPTURE FROM ANY OWNER OF THE PROPERTY OF ALL OR A PORTION OF THE COST OF ANY UTILITIES, ROADS OR OTHER IMPROVEMENTS HERETOFORE MADE IN THE VICINITY OF THE PROPERTY WHICH MAY SERVE, BENEFIT OR BE UTILIZED BY THE PROPERTY, AND IF ANY SUCH RIGHTS EXIST PURCHASER HEREBY WAIVES ANY CLAIM PURCHASER MAY HAVE OR HEREAFTER MAY ACQUIRE AGAINST SELLER FOR SAID COSTS. PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT PURCHASER HAS NOT BEEN INDUCED TO EXECUTE THIS CONTRACT BY ANY ACT, STATEMENT OR REPRESENTATION OF SELLER OR ITS AGENTS, EMPLOYEES, BENEFICIARIES OR REPRESENTATIVES.
     c. Seller and Purchaser represent and warrant to each other that there are no commissions or finder’s fees payable to any real estate broker or any person in connection with the transactions contemplated by this Agreement other than to Anne R. Dempsey / Colliers, Bennett and Kahnweiler. In the event, and only in the event, the transaction contemplated by this Agreement is actually closed, the Seller agrees to pay brokerage commissions to said brokers in accordance with the terms of Seller’s separate listing and/or other agreement with the broker. Each party agrees to indemnify, hold harmless and defend the other from any and all claims and expenses, including reasonable attorneys’ fees, for any other commission or finder’s fees resulting from such party’s conduct.
     d. Purchaser and Seller hereby agree to indemnify, defend and hold the other harmless from and against any and all loss, damage, liability and expense (including reasonable attorney’s fees and other reasonable litigation expenses) the other may suffer, sustain or incur as a result of any misrepresentation, or breach of warranty or agreement, made by the other under or in respect of this Agreement or any document or instrument executed or to be executed by or on behalf of the other pursuant to this Agreement or in furtherance of the transaction contemplated hereby.
10. PROVISIONS WITH RESPECT TO CLOSING
     a. The Closing shall take place on the fourteenth (14th) day following the last day of the Documentation Period (the “Closing Date”). The Closing shall be held at the downtown Chicago, Illinois office of the Title Company through escrow with the Escrowee pursuant to the Escrowee’s usual form of escrow agreement by the Escrowee, modified in accordance with the terms of this Agreement (the “Escrow”). Seller and Purchaser shall share equally in the cost of the Escrow, however Purchaser shall pay for the money lender escrow. Seller and Purchaser shall share the cost of any “New York Style Closing” or “gap closing” equally, except as aforesaid. All the documents referred to in subsection (b) of this Section 11, the Purchase Price and possession of the Property, except as provided in the Lease referred to in Section 17 of this Agreement, shall be delivered on the Closing Date. On the Closing Date when the Title Company issues (or commits in writing to issue) its Title Policy pursuant to Sections 5(b) hereof, the Escrowee shall disburse the net proceeds of sale to Seller from the Escrow and Seller shall deliver possession of the Property to Purchaser. Purchaser shall cooperate with the Seller to secure the transfer stamps of the Village of Harwood Heights (the “Village”). Seller shall be responsible for repairs required by the Village to be performed based on the Village’s sale-inspection of the Property. In the event the Seller does not complete such repairs prior to Closing, the Seller shall complete such repairs after Closing in a time frame permitted by the Village to induce the Village to issue the transfer stamps. If a bond or deposit is required by the Village for such repairs, it shall be made by the Seller and refunded to the Seller upon completion of the repairs. The Purchaser and Seller shall execute any and all documents required by the Village to procure such transfer stamps.
     b. At the Closing, Seller shall deliver the following, all in form and substance satisfactory to Purchaser:
i.	The deed duly executed and acknowledged by Seller, conveying to Purchaser or Purchaser’s nominee, title to the Property, in proper form for recording and subject only to the Permitted Exceptions;

ii.	Bill of Sale executed by Seller conveying the items of Personal Property;

iii.	ALTA Statement, corporate resolutions, good standing certificate and other documents required by the Title Company for clearance of all exception to title other than the Permitted Exceptions;

iv.	Seller’s gap undertaking;

v.	State of Illinois, Cook County and municipal transfer tax declarations, if any, and evidence of compliance with local requirements for the transfer of real estate, including water certification, if required by the municipality;

vi.	A certificate with respect to Seller’s non-foreign status sufficient to comply with Section 1445 of the internal Revenue Code and the regulations promulgated thereunder;

vii.	A certification executed by Seller confirming that the representations and warranties contained in Section 10 hereof and elsewhere in this Agreement are true and correct as of the Closing Date;

viii.	One set of all keys and access cards to the Property;

ix.	Evidence of the termination of any service contracts;

x.	Lease described in Section 18; and

xi.	Any subordination documentation as may be required by Purchaser’s first lender and approved by Seller during the Documentation Period.

     c. At the Closing, Purchaser shall deliver the following:
i.	Cash at Closing as defined in Section 2(b);

ii.	Seller Financing documents, as defined in Section 2(c);

iii.	Lease described in Section 18;

iv.	An ALTA Statement executed by Purchaser and covering the Property, in the form customarily required by the Title Company;

v.	State of Illinois, Cook County, Illinois and any required municipal real estate transfer declarations executed by Purchaser; and

vi.	Such documents, such resolutions and such other instruments as may be required by Seller or the Title Company to confirm Purchaser’s authority to enter into and consummate the transaction contemplated by this Contract.
Seller shall pay all costs incurred in obtaining the Title Commitment, the owner’s Title Policy (except as otherwise provided in the Agreement), all state and county deed transfer taxes imposed in connection herewith. The party designated in the city ordinance shall pay for the municipal transfer taxes. If the ordinance does not designate a responsible party, the Purchaser shall be responsible for municipal transfer taxes. Seller shall pay all costs incurred in releasing liens caused or suffered by the Seller and otherwise clearing or insuring over unpermitted title exceptions, caused or suffered by the Seller. The Purchaser represents and warrants that it will not cause any lien to be recorded against the Property. Purchaser shall pay for the recording of all mortgages and other financing related documents prepared to be recorded, whether between the primary lender or the Seller. The fees and expenses of Seller’s designated representatives, accountants and attorneys shall be borne by Seller, and the fees and expenses of Purchasers’ designated representatives, accountants and attorneys shall be borne by Purchaser.
11. ADJUSTMENTS
     a. Prior to Closing, Seller shall pay all real estate taxes due and payable as of Closing. General real estate taxes for the Property not due and payable at the time of Closing shall be adjusted pro rata on a per diem basis as of the Closing Date on the basis of one hundred ten percent (110%) of the greater of (i) most recent ascertainable assessment of the Property, tax rate and equalization factor, or (ii) the last ascertainable tax bill. Such prorations shall be final.
     b. Water and utility charges; fuels; prepaid operating expenses; and other similar items customarily prorated upon the transfer of like properties in the Chicago metropolitan area shall be adjusted ratably as of 11:59 P.M. on the Closing Date (“Proration Date”), and credited to the balance of the cash at closing. If the amount of any of the items be prorated, other than real estate taxes, is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. Any item prorated on the estimated basis, other than real estate taxes, shall be reported by the parties when and as the actual amount of such item of income expense becomes known. Any adjustment due to reproration shall be effected not later than ten (10) days following final determination of the amount of such item and demand by the party to whom credit is due. Seller shall be solely liable for the payment of all costs and expenses, liabilities, obligations and claims arising out of Seller’s ownership, leasing, management, maintenance or operation of the Property prior to the Proration Date. The provisions of Section 12(b) shall survive the Closing and the delivery and recording of the deed.
     c. Seller agrees to reimburse Purchaser for a portion of the costs to assess, remediate and obtain a No Further Remediation Letter (“NFR”) consistent with applicable environmental laws, including the tiered approach to clean-up objectives for residential property use from the Illinois EPA (“Environmental Reimbursement”). During the Inspection and Feasibility Period, Purchaser and Seller shall agree on the maximum cost of the Environmental Reimbursement, the obligations of the parties, terms (including Seller’s reasonable approval of all work plans and final reports for the investigation and clean-up), procedures and insurance, with respect to such remediation and procurement of the NFR. Upon receipt, Purchaser shall deliver to Seller any environmental site assessment or reports it procures with respect to the environmental condition and/or remediation of the Property. Purchaser, on behalf of Seller, will manage the environmental process in-house, including but not limited to Purchaser’s employees and affiliates, at Purchaser’s expense. Purchaser agrees to use good faith efforts to minimize the environmental costs and to seek the minimum requirements necessary for issuance of the NFR by relying on engineered barriers and institutional controls. A portion of the Environmental Reimbursement may, at the discretion of Seller, be expended by Seller prior to Closing. If the NFR is not obtained prior to Closing, the balance of the Environmental Reimbursement not expended prior thereto will be withheld from the net Purchase Price otherwise payable to Seller and deposited with the Title Company for the benefit of the parties under its standard strict joint order escrow (the “Environmental Escrow”). At the election of Seller, the Environmental Reimbursement may be invested by Title Company in an interest bearing account or in interest bearing securities. The Environmental Reimbursement shall be applied against the environmental costs incurred in connection with obtaining the NFR. The Environmental Reimbursement and any withdrawal thereof is to be made in accordance with applicable federal, state, local or institutional laws, rules or regulations governing escrow accounts. Upon delivery by Purchaser to Seller of invoices or other reasonably satisfactory documentation relating to environmental costs, Seller and Purchaser jointly shall cause the Title Company to disburse from time to time all or portions of the Environmental Reimbursement in amounts equal to such environmental costs. Any environmental costs in excess of the Environmental Reimbursement shall be borne by Purchaser. For purposes of this Agreement, environmental costs shall include, but not be limited to, outside consulting, drilling, lab fees and remediation, but shall not include costs of any Phase I or II assessment or Purchaser’s in-house costs. All accrued interest and any Environmental Reimbursement remaining in the escrow account after obtaining the NFR and paying all costs related thereto, shall, at the direction of Seller, be disbursed to Seller. In addition, Purchaser and Seller shall jointly cause the Title Company to disburse a portion of the Environmental Reimbursement to Seller if it is determined that the budgeted environmental costs (“Environmental Budget”) are less than the Environmental Reimbursement deposited into the escrow account. During the Inspection and Feasibility Period, Seller and Purchaser shall endeavor to agree on the amount of the Environmental Budget and on the portion of the Environmental Budget to be paid by Seller, the obligations of the parties, terms, procedures and insurance, with respect to such remediation and procurement of the NFR. If the parties do not so agree, then either Seller or Purchaser shall have the right to terminate this Agreement upon written notice to the other.
12. DAMAGE TO PROPERTY
     In the event between the date of this Agreement and the date of Closing the Property is damaged or destroyed by fire or other casualty and such damage is likely to cost $600,000 or more to repair, Seller shall immediately notify Purchaser in writing of such occurrence. Seller or Purchaser may elect to terminate this Agreement within fifteen (15) days after receipt of notice of such damage or destruction, by delivering written notice to the other party, in which event all obligations of Purchaser and Seller hereunder shall cease.
13. CONDEMNATION
     In the event between the date if this Agreement and the date of Closing any condemnation or eminent domain proceedings are initiated which might result in the taking of the Property or any portion thereof, Purchaser or Seller may elect to terminate this Agreement by delivering written notice to the other within fifteen (15) days after receipt of notice of such condemnation or eminent domain proceedings, in which event all rights and obligations of the parties hereunder shall cease and the Earnest Money plus all accrued interest thereon shall be promptly returned to Purchaser.
14. REMEDIES
     a. If Seller should breach any of Seller’s covenants, representations or warranties contained in this Agreement or should fail to consummate the sale contemplated herein for any reason other than Purchaser’s default hereunder, Purchaser shall have the right, after giving Seller not less than ten (10) days’ written notice of such default, if such default still remains uncured after the notice period, (i) to seek specific performance of this Agreement and recover its costs (including without limitation attorneys’ fees) in so obtaining specific performance, if it is the prevailing party, or (ii) (A) to terminate this Agreement, and (B) receive a refund of the Earnest Money and interest accrued thereon, if any, as its sole and exclusive remedy. In the event the Purchaser exercises its rights with respect to Section 14(a)(ii) of this Agreement, Seller shall execute a written direction to the Escrowee to release the Earnest Money and interest to the Seller. If the Seller fails to do so and a Court orders release of Earnest Money to the Purchaser, the Seller shall reimburse the Purchaser for any and all costs of litigation and attorneys’ fees related to enforcement of Section 14(a)(ii) of this Agreement.
     b. If Purchaser should breach any of its covenants, representations or warranties contained in this Agreement or should fail to consummate the sale contemplated herein for any reason other than Seller’s default hereunder, Seller shall have the right, after giving Purchaser not less than ten (10) days’ written notice of such default, if such default still remains uncured after the notice period, to terminate this Agreement, and retain the Earnest Money and interest accrued thereon, if any, as liquidated damages and not as a penalty as its sole and exclusive remedy. In such event, Purchaser shall within two (2) business days’ thereafter, execute a written direction to the Escrowee to release the Earnest Money and interest to the Seller. If the

Purchaser fails to do so and a Court orders release of Earnest Money to the Seller, the Purchaser shall reimburse the Seller for any and all costs of litigation and attorneys’ fees related thereto.
     c. All costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements, incurred by either party in enforcing any of the covenants and provisions of this Agreement and/or incurred by a party in any action brought on account of the provisions hereof, and all such costs and expenses, may be included in and form a part of any judgment entered in any action or proceeding against the other party.
15. MODIFICATIONS, WAIVERS, ETC.
     a. No waiver, and no modification, amendment, discharge or change of this Agreement, except as otherwise provided herein, shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.
     b. This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby, and prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.
16. NOTICES
     All notices, demands, request and other communication under this Agreement shall be in writing and shall be deemed properly served (a) in the date of delivery, if delivered by hand, (b) on the third business day following mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, (c) on the first business day following delivery to an overnight courier, if served by overnight courier, or (d) on the date of confirmed transmission, if sent by facsimile and received not later than 5:00 p.m. or on the next business day if received after 4:00 p.m. Notices shall be addressed as follows:

If intended for Seller:	Stratos Lightwave, LLC c/o Barry Hollingsworth 7444 West Wilson Harwood Heights, Illinois 60706

With a copy to:	Brown, Udell & Pomerantz, Ltd. 1332 North Halsted Street Suite 100 Chicago, Illinois 60622 Attention: Michael J. Delrahim

If intended for Buyer:	7401 Residential Building Corp. c/o Purinton Development, LLC 819 South Wabash Avenue Suite 701 Chicago, Illinois 60605 Attention: James H. Purinton

With a copy to:	Foley & Lardner LLP 321 North Clark Street Suite 2800 Chicago, Illinois 60610 Attention: Wesley N. Becker
     Either party may change its address for purposes of receipt of any such communication by giving three (3) days’ written notice of such change to the other party in the manner above prescribed.
17. LEASING
     Upon the consummation of the Closing of this transaction, Seller will lease (“Lease”) the Property, except the approximately 2.3 acre parcel commonly known as 4700 N. Oketo, from Purchaser for a term of three (3) years at an annual rent of $600,000.00 to be paid monthly in the amount of $50,000.00. Seller will be responsible for payment of all expenses and real estate taxes for the Property for the term of the Lease. This Lease shall be a triple net Lease and shall be in a form mutually agreed to by the parties during the Documentation Period, and shall contain provisions requiring the tenant thereunder to remediate any environmental contamination caused by the tenant during the term of the Lease. After Closing, Purchaser shall have the right to occupy the portion described in Exhibit B of the unoccupied building (the “4700 N. Oketo Building”) located on the 2.3 acre parcel called 4700 N. Oketo (the “Oketo Parcel”); provided, however, Purchaser shall pay the real estate taxes attributable to the Oketo Parcel. Seller shall have the right to use the remainder of the 4700 N. Oketo Building, but only for storage and use of the loading bays; provided, however, that Purchaser shall have the right at anytime to demolish the 4700 N. Oketo Building upon sixty (60) days prior written notice to Seller, provided, further, upon demolition of the 4700 N. Oketo Building Purchaser shall prepay $1,000,000.00 of the principal balance of the promissory note it made to Seller.
18. MISCELLANEOUS
     a. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, successor, and assigns. Purchaser may assign its rights hereunder provided that such assignment shall not release Purchaser from its obligations hereunder.
     b. This Agreement shall be governed by and construed in accordance with laws of the State of Illinois. The invalidation of one or more of the terms of this Agreement shall not affect the validity of the remaining items.
     c. Whenever in this Agreement words, including pronouns, are used in the masculine, they shall be read in the feminine or neuter whenever they would so apply and vice versa, and words in the Agreement that are singular shall be read as plural whenever the latter should so apply and vice versa.

     d. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one Agreement.
     e. Time is of the essence of this Agreement.
     f. Each individual executing this Agreement on behalf of a party hereto hereby warrants that he or she has full authority to execute and deliver this Agreement in behalf of such party and to consummate or cause the consummation of the obligations of such party contained herein.
     g. In the event that the Closing Date or any other deadline date described in this Agreement falls on a weekend or a holiday, the Closing Date or other deadline date shall be deemed the next business day.
     IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed as of the date first set forth above.

PURCHASER:	SELLER:

7401 RESIDENTIAL BUILDING CORP.,	STRATOS LIGHTWAVE, LLC,
an Illinois corporation	a Delaware limited liability company

By:	By:

Its:	Its:

EXHIBIT A
To Real Estate Purchase Agreement
LEGAL DESCRIPTION OF THE PROPERTY
Exhibit A — Page 1

EXHIBIT B
To Real Estate Purchase Agreement
PORTION OF 4700 N. OKETO BUILDING TO BE USED BY PURCHASER
Exhibit B — Page 1

EXHIBIT C
To Real Estate Purchase Agreement
INSURANCE REQUIREMENTS
Purchaser shall obtain comprehensive general public liability insurance on an occurrence basis with minimum limits of liability in an amount of One Million Dollars ($1,000,000) for bodily injury or personal injury to or death of any persons, and One Million Dollars ($1,000,000) with respect to damage to property. All such insurance policies shall:
     (1) be issued by one or more responsible insurance companies reasonably satisfactory to Seller;
     (2) provide that deductible amounts be no more than Ten Thousand Dollars ($10,000) in the aggregate for all such policies; and
     (3) provide that such insurance may not be canceled or amended without thirty (30) days’ prior written notice to Seller.
Exhibit C — Page 1